Exhibit 99-1
                                                                    ------------

For Release:     Immediately
                 Company Contact:  Richard Asta, Executive Vice President of
                 Finance and Chief Financial Officer
                 (407) 829-9000, ext. 133

      Dixon Ticonderoga and Jarden Corporation Sign Exclusivity Agreement.
      --------------------------------------------------------------------

     HEATHROW, Fl., January 12, 2004 ---- Dixon Ticonderoga Company (AMEX:DXT) announced today that it and Jarden Corporation (NYSE:JAH) have signed an exclusivity agreement that will allow Jarden until 5:00 p.m. on February 10, 2004, subject to earlier termination under certain circumstances (the "termination date") to evaluate a potential transaction among Jarden and Dixon in which Jarden or its affiliate may acquire all of the outstanding shares of Dixon's common stock, and to negotiate the terms of related definitive documentation. After discussions and negotiations held by representatives of both Jarden and Dixon, Jarden expressed an interest in acquiring all outstanding Dixon shares of common stock at a price of $5 per share, subject to, among other things, due diligence and entering into definitive acquisition agreements. Jarden has begun a due diligence review of Dixon that may continue until the termination date of the exclusivity agreement.

     The exclusivity agreement provides that neither Dixon nor Jarden is obligated to enter into a definitive agreement with respect to a transaction or any tender offer, merger, asset sale or any other form of business combination. Because any potential transaction contemplated by the exclusivity agreement is subject to several conditions, including the negotiation of definitive documents, Jarden's due diligence review, and the approval of the terms of any transaction by Dixon's board of directors, it is not possible to determine whether a transaction with Jarden can or will be consummated.

     Dixon also announced that on January 9, 2004, Gino N. Pala, Dixon's Chairman of the Board and Co-CEO entered into an option agreement which grants Jarden, under certain conditions, an option exercisable until six months after the termination date to buy 440,000 shares of his Dixon common stock at a purchase price of $5 per share, and a support agreement which provides him with certain severance benefits if a transaction with Jarden is consummated. In order to accommodate Jarden's desire to retain certain executives of Dixon for periods ranging from 12 to 36 months if a transaction with Jarden is consummated, other executives of Dixon also entered into support agreements with Jarden which provide them with certain severance benefits if a transaction with Jarden is consummated and they remain in the employ of Dixon upon the terms and conditions provided in their support agreements.

     The option agreement obligates Mr. Pala to vote the optioned shares in favor of the approval of any transaction contemplated by any definitive agreement that may be entered into with Jarden and against any takeover proposal or other corporate action that would frustrate the purposes, or prevent or delay the consummation of any transactions contemplated by any definitive agreement with Jarden. The optioned shares represent approximately 13.74% of the currently issued and outstanding shares of Dixon common stock. The option agreement was a condition to Jarden's entering into the exclusivity agreement and committing the resources and incurring the costs attendant to its evaluation of a potential transaction with Dixon. The board reviewed and considered the material terms of the option agreement in connection with its approval of the exclusivity agreement.

     Both the exclusivity agreement and the option and support agreements are exhibits to a Current Report on Form 8-K concurrently filed by Dixon with the Securities and Exchange Commission. The statements in this press release relating to the terms of both agreements are qualified in their entirety by the terms of the agreements.

     Dixon, with operations dating back to 1795, is one of the oldest publicly held companies in the U.S. Its consumer group manufactures and markets a wide range of writing instruments, art materials and office products, including the well-known Ticonderoga(R), Prang(R) and Dixon(R) brands. Headquartered in Heathrow, Florida, Dixon employs approximately 1,600 people at 8 facilities in the U.S., Canada, Mexico, the U.K. and China.

     Jarden Corporation is a provider of niche consumer products used in and around the home, under brand names including Ball(R), Bernardin(R), Crawford(R), Diamond(R), FoodSaver(R), Forster(R), Kerr(R), Lehigh(R) and Leslie-Locke(R). In North America, Jarden markets products in several consumer categories, including home canning, home vacuum packaging, kitchen matches, branded retail plastic cutlery, toothpicks and rope, cord and twine. Jarden also manufactures zinc strip and a wide array of plastic products for third party consumer product and medical companies, as well as its own businesses.

Forward Looking Statements: Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those currently anticipated. Stockholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements. In particular, because there is no agreement between Dixon and Jarden to consummate a transaction, and since any such agreement is expected to include conditions to its consummation, there is not and can be no assurance that a transaction with Jarden can or will occur. The forward-looking statements made herein are only made as of the date of this press release and Dixon undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.